EXHIBIT 10.4

GARMIN LTD.
2000 EQUITY INCENTIVE PLAN — UK APPENDIX

UK-APPROVED STOCK OPTION
STOCK OPTION AGREEMENT

        Garmin Ltd. (the “Company”) grants to _________________________ an option (the “Option”) to purchase that number of the Company’s common shares set forth below, US$ 0.01 par value per share (“Shares”), subject to the terms and conditions in the attached Exhibit A and in the Garmin Ltd. 2000 Equity Incentive Plan — UK Appendix as may from time-to-time be amended (the “UK Appendix”), a copy of which is attached. Please refer to the UK Appendix for definitions of terms used in this Agreement and Exhibit A.

Grant Date	__________________
Expiration Date	__________________
Number of Shares	__________________
Option Price	US$_______________
When Option first exercisable	In installments on the dates specified below:

Years After Grant Date	Percentage	No. of Shares Exercisable
Less than three years	0%	0
On the third anniversary	60%	____
On the fourth anniversary	80%	____
On the fifth anniversary	100%	____

If there is to be no charge to UK income tax on the exercise of the Option, then the exercise must generally be made:

• at a time when the UK Appendix is approved by the UK Board of Inland Revenue; and
• not earlier than three years and not later than ten years after the Option was granted.

        Please indicate your acceptance of this Agreement and Exhibit A by entering your OptionsLink password and clicking on the “Accept” button on the previous screen. Responses should be delivered electronically within 10 days of your receipt.

Garmin Ltd.

                                   By:_______________________

                                           Its:_______________________

EXHIBIT A
to
GARMIN LTD. 2000 EQUITY INCENTIVE PLAN — UK APPENDIX
STOCK OPTION AGREEMENT

        1.     Manner of Exercise.   This Option may be exercised by delivering to the Company (or its authorized agent), during the period in which the Option is exercisable, (i) a written notice to purchase a specific number of Shares under this Option, and (ii) full payment of the Option Price.

        Payment of the Option Price shall be made at your election by cash, personal check, electronic wire transfer or, subject to the approval of the Board pursuant to procedures approved by the Board, through the sale of the Shares acquired on the exercise of the Option through a broker-dealer to whom you have submitted a notice of exercise and instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares.

        The exercise will become effective on the date on which both such notice and full payment have been actually received by the Company, which date must be before the Expiration Date shown in this Stock Option Agreement. You will not have any rights as a shareholder of the Company with respect to the Shares which you receive upon exercise of this Option until the Shares have been registered in your name.

        2.     Upon Death or Disability.   This Option shall become fully exercisable upon your Termination of Affiliation due to death or Disability.

        3.     Vesting in Case of Change of Control.   This Option shall become fully exercisable upon a Termination of Affiliation initiated by your employer other than for Cause or initiated by you for Good Reason if your Termination of Affiliation occurs within the one-year period following a Change of Control.

        4.     Termination for Cause.   This Option shall terminate immediately and any unexercised portion shall be forfeited immediately upon your Termination of Affiliation for Cause.

        5.     Exercise After Termination.   This Option may be exercised only while you are employed with the Company or a Subsidiary, except as follows:

            (i)       if you have a Termination of Affiliation due to Disability, you may exercise this Option at any time during the first 6 months after your Termination of Affiliation;

            (ii)       if you have a Termination of Affiliation due to death, your personal representatives or a beneficiary designated by your personal representatives may exercise this Option at any time during the first 12 months after your Termination of Affiliation; and

            (iii)       if you have a Termination of Affiliation due to any other reason (other than a termination for Cause), you may also exercise this Option at any time during the first three months after your Termination of Affiliation;

provided, however, that except as otherwise provided in Section 2 or 3 of this Exhibit A, this Option can be exercised after your Termination Date only to the extent it is exercisable on the Termination Date and, provided further that, under no circumstances can this Option be exercised on or after the Expiration Date.

        6.     Option Non-Transferable.   This Option may not be assigned or transferred but following death may be exercised by your personal representatives or a beneficiary designated by your personal representatives for a period not exceeding 12 months from the date of death.

        7.     Nonstatutory Option.   This Option has been designated by the Committee as a Nonstatutory Option; it does not qualify as an incentive stock option.

        8.     No Right to Employment or Affiliation.   Nothing in the Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, nor confer upon you the right to continue in the employ of the Company or any Subsidiary.

        9.     Amendments.   This Agreement may be amended only by a written agreement executed by the Company and you which specifically states that it is amending this Agreement; provided that this Agreement is subject to the power of the Board to amend the Plan as provided therein. Except as otherwise provided in the Plan, no such amendment shall materially adversely affect your rights under this Agreement without your consent.

        10.     Notices.   Any notice to be given under the terms of this Agreement to the Company shall be addressed to Garmin (Europe) Ltd. in care of the General Manager. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

        11.     Severability.   If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

        12.     Applicable Law.   This Agreement shall be governed by the substantive laws of Kansas.